Exhibit 10.8

CHINA MINING RESOURCES HOLDINGS LIMITED

c/o SSC Mandarin Group

Suite 3015, 30/F, One International Finance Centre

One Harbour View Street

Central, Hong Kong

                                                                                                                                                                December 12, 2007

Global Strategic Partners Inc.

1107 China Marchants Tower

Shun Tak Center

168-200 Connaught Road C.

Hong Kong

Attention: Mr. John F. Ambruz

Termination of Engagement Letter

Dear Mr. Ambruz:

Reference is hereby made to that certain Engagement Letter dated March 12, 2007 between Global Strategic Partners Inc. (“GSP”) and China Mining Resources Holdings Limited, a British Virgin Islands corporation (the “Original Retaining Party”), and the Indemnity Letter attached thereto (such Engagement Letter, attached hereto as Exhibit A, together with the Indemnity Letter attached thereto, collectively, the “Engagement Letter”).  The Engagement Letter is applicable to any affiliate or successor to the Original Retaining Party.  China Mining Resources Holdings Limited, a Delaware corporation (the “Delaware Corporation”), may be considered to be an affiliate or successor to the Original Retaining Party.

The Engagement Letter required (a) GSP to perform certain services for the Original Retaining Party, and (b) the Original Retaining Party to pay certain compensation to GSP.  The parties to this Agreement wish to provide for the completion of all payment obligations of the Original Retaining Party and the Delaware Corporation under the Engagement Letter, and the termination of the Engagement Letter, on the terms and conditions hereinafter set forth.

Therefore, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto agrees as follows:

1.          No Further Claims.  GSP as of the date hereof has no claims on the Delaware Corporation other than the periodic reimbursement of out-of-pocket expenses related directly to the Delaware Corporation’s proposed Offering (as herinafter defined) or related directly to the identification of potential target businesses by the Delaware

Corporation; and in any case the payment of any such expenses shall subject to approval by the Delaware Corporation’s audit committee.  GSP acknowledges and agrees that the Success Fee (as defined in the Engagement Letter) has been satisfied in full by the issuance of shares of the Delaware Corporation’s common stock to GSP, and no further Success Fee is payable.

2.          Termination of Engagement Letter.  Subject to the provisions of Paragraph 3 hereof, the Engagement Letter is hereby terminated without any liability or obligation on the part of either of the parties thereto to any other party thereto; provided, however, that GSP shall continue to be entitled to the benefits of the indemnification provided by the Indemnity Letter attached to and made a part of the Engagement Letter.  The foregoing notwithstanding, GSP hereby represents to the Original Retaining Party and the Delaware Corporation that GSP is not aware of any claim it may now currently have under the Indemnity Letter.

3.          Certain Conditions.  The provisions of Paragraph 1 and Paragraph 2 hereof shall be effective only upon the Delaware Corporation’s execution and delivery of an underwriting agreement with Lazard Capital Markets LLC with respect to the initial public offering (the “Offering”) by the Delaware Corporation of its Units, with each Unit consisting of one share of the Delaware Corporation’s common stock, par value $.0001 per share, and one warrant to purchase one share of the Delaware Corporation’s common stock (the “Underwriting Agreement”).  In the event the Delaware Corporation is liquidated in accordance with its amended and restated certificate of incorporation as a result of the failure to consummate a business combination by a certain date or as a result of the exercise of conversion rights with respect to more than a specified percentage of shares, as further described in the prospectus relating to the Offering, then this letter shall be deemed to be null and void from the date hereof.  In the event the Delaware Corporation is liquidated, the Delaware Corporation will have no obligation to pay any further compensation.

4.          Waiver of Claims Against Trust Account.  Anything to the contrary notwithstanding, GSP shall not have any right, title, interest or claim of any kind in or to any monies that may be set aside in a trust account (the “Trust Account”) to be established upon the consummation of the Offering (the “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Delaware Corporation, including but not limited to the Engagement Letter or the Indemnity Letter, and will not seek recourse against the Trust Account for any reason whatsoever.  GSP hereby further agrees that it will execute and deliver any such further waiver or agreement to evidence its agreement pursuant to the preceding sentence as may be contemplated by the Underwriting Agreement.

[Signature page follows]

5.          Governing Law.  This termination agreement shall be governed by and construed in accordance with the law of the State of New York other than the provisions thereof that would cause the law of any other jurisdiction to be applied.

6.          Miscellaneous.  This Termination Agreement shall not be modified or amended except in a writing signed by the parties hereto.  This Termination Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to such subject matter.  This Termination Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CHINA MINING RESOURCES HOLDINGS LIMITED
(a Delaware corporation)

By:	/s/ Robin Lee
	Name:	Robin Lee
	Title:	Chairman and
Chief Executive Officer

CHINA MINING RESOURCES HOLDINGS LIMITED
(a British Virgin Islands corporation)

By:	/s/ Robin Lee
	Name:	Robin Lee
	Title:	Chairman and
Chief Executive Officer

GLOBAL STRATEGIC PARTNERS

By:	/s/ John F. Ambruz
	Name:	John F. Ambruz
	Title:	Managing Director